Exhibit 99.1

ELITE PHARMACEUTICALS APPOINTS CHIEF EXECUTIVE OFFICER

AND CHIEF SCIENTIFIC OFFICER

NORTHVALE, N.J. – September 21, 2009 – Effective as of September 15, 2009, Elite Pharmaceuticals, Inc. (“Elite” or the “Company”) (OTCBB: ELTP) appointed Jerry I. Treppel as its Chief Executive Officer, and Ashok G. Nigalaye, Ph.D. as its Chief Scientific Officer. Jerry Treppel, a Wall Street veteran with over 20 years experience as a specialty pharmaceutical analyst, has served on Elite’s Board of Directors since October, 2008 and has been the Company’s Chairman since November, 2008. Dr. Ashok Nigalaye, a licensed pharmacist with extensive formulation experience in the pharmaceutical industry, has served on Elite’s Board of Directors since June, 2009.

Since 2003, Mr. Treppel has served as the managing member of Wheaten Capital Management LLC, a capital management company focusing on investment in the health care sector. In October 2008, Mr. Treppel was also appointed managing director of Ledgemont Capital Group LLC, a boutique merchant bank that provides access to capital and corporate advisory services to public and private companies. Over the past 20 years, Mr. Treppel was an equity research analyst focusing on the specialty pharmaceuticals and generic drug sectors at several investment banking firms including Banc of America Securities, Warburg Dillon Read LLC (now UBS), and Kidder, Peabody & Co. He previously served as a healthcare services analyst at various firms, including Merrill Lynch & Co. He also held administrative positions in the healthcare services industry early in his career. Since 2003, Mr. Treppel has served as a member of the board of directors of Akorn, Incorporated (NASDAQ: AKRX), a specialty pharmaceutical company engaged in the development, manufacturing and marketing of branded and multi-source pharmaceutical products and vaccines. Mr. Treppel serves as the Chair of Akorn’s Nominating and Corporate Governance Committee and as a member of its Audit Committee and Compensation Committee. Mr. Treppel holds a BA in Biology from Rutgers College in New Brunswick, N.J., an MHA in Health Administration from Washington University in St. Louis, Mo., and an MBA in Finance from New York University. Mr. Treppel has been a Chartered Financial Analyst (CFA) since 1988.

Since July 2008, Dr. Nigalaye has been the President and Chief Executive Officer of Epic Pharma LLC, a manufacturer of generic pharmaceuticals and Elite’s strategic partner pursuant to the Epic Strategic Alliance Agreement. From August 1993 to February 2008, Dr. Nigalaye served as Vice President of Scientific Affairs and Operations of Actavis Totowa LLC, a manufacturer of generic pharmaceuticals, where he was responsible for directing and organizing company activities relating to pharmaceutical drug manufacturing, regulatory affairs and research and development. Dr. Nigalaye currently serves as a director of GTI Inc., a privately held company. Dr. Nigalaye holds a B.S. in Pharmacy from the University of Bombay, an M.S. in Industrial Pharmacy from Long Island University, and a Ph.D. in Industrial Pharmacy from St. John’s University. Dr. Nigalaye is a licensed pharmacist in the State of New York.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. Elite's strategy includes assisting partner companies in the life cycle management of products to improve off-patent drug products and developing generic versions of controlled release drug products with high barriers to entry. Two of Elite’s products, Lodrane 24® and Lodrane 24D®, are marketed by a partner, ECR Pharmaceuticals, for allergy treatment. Elite’s lead pipeline products are novel sustained release oral formulations of oxycodone for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse. Both products, ELI-216, a once-daily abuse resistant oxycodone, and ELI-154, a once-daily oxycodone, are in late-stage development. Elite, with partners, also has an ANDA filed with the FDA for a generic equivalent of a pain product and has a generic gastrointestinal drug product in clinical development. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. Elite undertakes no obligation to update any forward-looking statements.

Contact:

Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com